Exhibit 8.1

June 11, 2007

Merrill Lynch, Pierce, Fenner & Smith Incorporated
Citigroup Global Markets Inc.
J.P. Morgan Securities Inc.
Wachovia Capital Markets, LLC
c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated
Four World Financial Center
North Tower
New York, New York 10080

Re:          Merrill Auto Trust Securitization 2007-1
$167,100,000 Class A-1 5.3469% Asset Backed Notes
$156,000,000 Class A-2 5.43% Asset Backed Notes
$174,000,000 Class A-3 Floating Rate Asset Backed Notes
$187,630,000 Class A-4 Floating Rate Asset Backed Notes
$51,753,000 Class B 0.33% Asset Backed Notes
$35,829,000 Class C 0.40% Asset Backed Notes

Ladies and Gentlemen:

We have acted as federal tax counsel to Merrill Auto Trust Securitization 2007-1, a Delaware statutory trust (the “Issuer”), in connection with the transactions set forth in (i) the receivables purchase agreement, dated as of May 31, 2007 (the “Receivables Purchase Agreement”), between ML Asset Backed Corporation, a Delaware corporation (the “Depositor”), and Merrill Lynch Bank USA, a Utah industrial loan company (the “Seller”) (ii) the sale and servicing agreement dated as of May 31, 2007 (the “Sale and Servicing Agreement”), among the Issuer, the Depositor, the Seller and U.S. Bank National Association, as master servicer (the “Master Servicer”), (iii) the indenture dated as of May 31, 2007 (the “Indenture”), among the Issuer, HSBC Bank USA, National Association, as indenture trustee (the “Indenture Trustee”), and U.S. Bank National Association, as securities administrator (the “Securities Administrator”), and (iv) the amended and restated trust agreement dated as of May 31, 2007 (the “Trust Agreement”), between the Depositor and U.S. Bank Trust National Association, as owner trustee (the “Owner Trustee”). Capitalized terms used and not otherwise defined herein have the meanings assigned to such terms in the Sale and Servicing Agreement.

SIDLEY AUSTIN LLP	NEW YORK

June 11, 2007 Page 2

Pursuant to the Indenture, the Issuer will issue $167,100,000 aggregate principal amount of Class A-1 5.3469% Asset Backed Notes (the “Class A-1 Notes”), $156,000,000 aggregate principal amount of Class A-2 5.43% Asset Backed Notes (the “Class A-2 Notes”), $174,000,000 aggregate principal amount of Class A-3 4. Floating Rate Asset Backed Notes (the “Class A-3 Notes”), $187,630,000 aggregate principal amount of Class A-4 Floating Rate Asset Backed Notes (the “Class A-4 Notes”, and together with the Class A-1 Notes, the Class A-2 Notes and the Class A-3 Notes, the “Class A Notes”), $51,753,000 aggregate principal amount of Class B 0.33% Asset Backed Notes (the “Class B Notes”) and $35,829,000 aggregate principal amount of Class C 0.40% Asset Backed Notes (the “Class C Notes”, and together with the Class A Notes and the Class B Notes, the “Notes”).

Pursuant to the Trust Agreement, the Issuer will issue Asset Backed Certificates (the “Certificates” and, together with the Notes, the “Securities”).  The Certificates will be subordinated to the Notes to the extent described in the Sale and Servicing Agreement and the Trust Agreement. The Notes will be sold to Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Underwriter”) pursuant to the underwriting agreement dated June 8, 2007 (the “Underwriting Agreement”), between the Depositor and the Underwriter.

As federal tax counsel to the Issuer, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, records, certificates of public officials and other instruments as we have deemed necessary or advisable for purposes of this opinion, including (a) the Prospectus dated May 2, 2007 (the “Prospectus”) and the Prospectus Supplement dated June 5, 2007 (the “Prospectus Supplement”), relating to the Notes, as amended and filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended, (b) the Indenture, (c) the Receivables Purchase Agreement, (d) the Sale and Servicing Agreement, (e) the Trust Agreement and (f) specimens of the Notes and the Certificates.  We have made such investigations of those matters of law as we have deemed appropriate as a basis for the opinions expressed below.  Further, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals.  Our opinions are also based on the assumption that there are no agreements or understandings with respect to the transactions contemplated in the Basic Documents other than those contained in the Basic Documents.  Furthermore, our opinions are based on the assumption that all parties to the Basic Documents will comply with the terms thereof, including all tax reporting requirements contained therein.  As to any facts material to the following opinions which we did not independently establish or verify, we have relied without independent investigation upon statements and representations of the responsible officers and other representatives of the Depositor and the Underwriter and of public officials or agencies, including the statements and representations of the Seller contained in a letter of representation addressed to us dated June 11, 2007.  We have, for purposes of rendering the opinions, also relied on certain factual, numerical and statistical information which is based on the assumptions used in pricing the Notes.

SIDLEY AUSTIN LLP	NEW YORK

June 11, 2007 Page 3

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To comply with certain Treasury regulations, we state that (i) this opinion is written to support the promotion and marketing by others of the transactions or matters addressed herein, (ii) this opinion is not intended or written to be used, and cannot be used, by any person for the purpose of avoiding U.S. federal tax penalties that may be imposed on such person and (iii) each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

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Based upon the foregoing, we are of the opinion that:

1.	For U.S. federal income tax purposes, the Issuer will not be classified as an association or a publicly traded partnership taxable as a corporation.

2.	The Notes will be treated as debt for U.S. federal income tax purposes.

3.
The statements set forth in the Prospectus and the Prospectus Supplement under the heading “MATERIAL FEDERAL INCOME TAX CONSEQUENCES”, to the extent that they constitute matters of federal law or legal consideration with respect thereto, are correct in all material respects.

4.
The statements set forth in the Prospectus and the Prospectus Supplement under the heading “EMPLOYEE BENEFIT PLAN CONSIDERATIONS”, to the extent that they constitute matters of law or legal consideration with respect thereto, are correct in all material respects.

The opinions set forth herein are based upon the existing provisions of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder, published Revenue Rulings and releases of the Internal Revenue Service and existing case law, any of which could be changed at any time.  Any such changes may be retroactive in application and could modify the legal conclusions upon which such opinions are based.  The opinions expressed herein are limited as described above, and we do not express an opinion on any other tax aspect of the transactions contemplated by the corporate documents or the effect of such transactions on the Depositor or any member of Depositor’s consolidated tax group.

In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States.  This opinion is rendered as of the date hereof and we undertake no obligation to update this opinion or advise you of any changes in the event there is any change in legal authorities, facts, assumptions or documents on which this opinion is based (including the taking of any action by any party to the documents pursuant to any opinion of counsel or a waiver), or any inaccuracy in any of the representations, warranties or assumptions upon which we have relied in rendering this opinion unless we are specifically engaged to do so.

SIDLEY AUSTIN LLP	NEW YORK

June 11, 2007 Page 4

This opinion letter is rendered only to the party to whom it is addressed and may not be relied upon in connection with any transactions other than the transaction contemplated herein. This opinion letter may not be relied upon for any other purpose or by any other person, firm or corporation for any purpose, without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to a current report on Form 8-K to be filed by the Depositor or the Issuer.

Very truly yours,

/s/ Sidley Austin LLP